Exhibit 10.1

Certain information contained in this Exhibit has been excluded because it is both (1) not material and (2) of the type that the company treats as private or confidential. The redaction of such information is indicated by “[***]”.
January 9, 2023

Ravi Kumar Singisetti
[***]
[***]

Re: Revised Offer of Employment

Dear Mr. Kumar:

On behalf of the Board of Directors (the “Board”) of Cognizant Technology Solutions Corporation, a Delaware corporation (“CTSC” and, together with its consolidated subsidiaries (including CTS US, as defined below), “Cognizant”), I am pleased to offer you the position of Chief Executive Officer of Cognizant and employment with Cognizant Technology Solutions U.S. Corporation (“CTS US”), commencing on January 12, 2023. If accepted, this letter shall supersede and replace in its entirety the letter agreement dated September 6, 2022, as amended by letter agreement dated October 16, 2022, regarding your previously contemplated position as Executive Vice President and President – Americas.

You will have the responsibilities, duties and authorities customary for a chief executive officer of a publicly-traded U.S. corporation. You will report directly to the Board. In addition, the Board agrees, subject to its fiduciary duties to CTSC’s stockholders, that it will appoint you to the Board effective on or about January 12, 2023 and, to the extent that your term as a member of the Board expires at any time while you remain Chief Executive Officer of CTSC, it will nominate and recommend you for re-election to the Board. During the term of your employment, you will comply with all rules, policies and procedures that may be adopted by Cognizant from time to time.

In addition to items already completed in contemplation of your previously offered position, this offer is contingent on the following:

•Your signing and returning of this offer letter prior to January 12, 2023;
•Your signing of the Non-Disclosure, Non-Solicitation and Invention Assignment Agreement (“NDA”) applicable to employees of CTS US generally on or prior to January 12, 2023;
•Your entering into the form of Executive Employment and Non-Disclosure, Non-Competition, and Inventions Assignment Agreement with CTSC in the form attached hereto as Exhibit A (the “Executive Employment Agreement”) on or prior to January 12, 2023;
•Satisfactory completion of all CTS US new hire paperwork received electronically;
•Satisfactory verification of employment eligibility and authorization to work in the United States. You will need to present documentation of identity and employment eligibility, and complete a Form I-9 Employment Eligibility Verification form within the first 3 business days of your employment. In compliance with the Immigration Reform and Control Act of 1986, your employment at CTS US is contingent on presenting adequate documentation within the mandatory time frame; and
•You no longer being subject to any legal restrictions, including any non-competition, non-solicitation, intellectual property, confidentiality or other agreements, in any case, that will prevent you from starting your employment no later than January 12, 2023 or could substantially interfere with your performance of your duties for Cognizant.

Employment with CTS US is “at-will”, meaning that it is not for any specific period of time and can be terminated by either you or CTS US at any time, with or without advance notice, and for any lawful reason or no particular reason or cause. Your service as an executive of CTSC, CTS US and any other Cognizant entity may similarly be terminated either by you or Cognizant at any time, subject to the terms and conditions of the Executive Employment Agreement.

The key terms and conditions of your employment with CTS US are described below:

CASH COMPENSATION: Subject to your commencing employment with Cognizant on January 12, 2023:

BASE SALARY: You will be paid an annual base salary of $1,000,000, or approximately $41,667 per pay period based on semi-monthly payments, pro-rated for any partial pay period. You will be paid your salary in accordance with the CTS US’s payroll policies and practices as in effect from time to time (payroll dates currently occur on the 15th and last working day of each month).

ANNUAL CASH INCENTIVE: During employment, you will be eligible for a target annual cash incentive equal to two (2) times your annual base salary and on terms generally in alignment with the other executive officers of CTSC; provided, however, that the terms of the annual cash incentive, including the performance metrics and targets, any discretionary component and any aspect that is tailored to a particular executive or group of executives in a manner aligned to the responsibilities of and performance goals established for such executive or group of executives, will be determined by the Compensation Committee of the Board in its sole discretion. The annual cash incentive will be paid to you only if you are still actively employed by Cognizant on the date the annual cash incentive is paid to executives generally for the year in which such annual bonus is earned (each, a “Bonus Date”) and in one single payment (and will be paid on such date). The amount of any annual cash incentive may be more or less than the target annual cash incentive (and may equal zero if performance goals are not attained). Your actual incentive compensation award earned for your first year of employment, if any, will be prorated on account of your partial year of employment in 2023.

NEW HIRE AWARD: Subject to your commencing employment with Cognizant on January 12, 2023, you will be granted an equity award in the form of performance stock units with a target value of $3,000,000 and a payout range from 0% to 250% of target (the “New Hire Award”). The performance stock units will have a four-year performance cycle and be payable based on the absolute total stockholder return (measured as a compound annual growth rate) of CTSC’s common stock over the four years beginning on January 12, 2023 (using the 20-day average closing price of the Company’s common stock as of January 12, 2023 as the starting price) (with share price adjustment downwards to account for dividends), as shown in the following table:

Performance Level	Stock Price CAGR	% of Target Earned
Maximum	+20%	250%
Above Target	+17%	200%
Target	+15%	100%
Threshold	+10%	50%

For the New Hire Award, performance below the “Threshold” set out above shall result in 0% of the Target Earned and the performance above the “Maximum” set out above shall be capped at 250% of the Target Earned. The number of performance stock units that will be eligible for vesting for performance between “Threshold” and “Target”, “between “Target and “Above Target” or between “Above Target” and “Maximum” will be determined using straight-line interpolation, rounded down to the preceding whole number (e.g., 101.74% rounded down to 101%). In no event shall any fractional shares be issued. Vesting of the New Hire Award is subject to your continued employment through the end of the four-year performance period. Such award shall also be subject to the terms and conditions of CTSC’s 2017 Incentive Award Plan (the “Plan”) and an award agreement between you and CTSC.

BUYOUT AWARD: Subject to your commencing employment with Cognizant on January 12, 2023, you will also be granted on January 12, 2023, a one-time, non-recurring award of restricted stock units with vesting based on duration of employment (“RSUs”) for joining Cognizant (the “Buyout Award”). Such award of RSUs in connection with the Buyout Award will have a Grant Date value of $5,000,000 (with the number of RSUs determined in accordance with standard Company procedures) and will vest in equal installments over four quarters beginning in Q2 2023. Such award shall be subject to the terms and conditions of the Plan and the form of Restricted Stock Unit Award Agreement approved by the Compensation Committee under the Plan. So long as you remain employed with Cognizant, you are also required to hold all shares of common stock you received upon vesting of the Buy-out Award (net of shares withheld for taxes) through January 12, 2027. Such holding requirement will be in addition to any requirements applicable to you under the Company’s executive stock ownership guidelines.

ANNUAL EQUITY AWARDS: Subject to approval by the Compensation Committee, your commencing employment with Cognizant on January 12, 2023 and your continued employment with Cognizant through the applicable grant date, you will be granted additional RSUs as described in additional detail below and restricted stock units of CTSC with vesting based on the satisfaction of performance criteria and duration of employment (“PSUs”), as provided under Article Nine of the Plan and subject to the vesting and other terms set forth herein and the terms and conditions of the Plan and the forms of Restricted Stock Unit Award Agreement, in the case of RSUs, and Performance-Based Restricted Stock Unit Award Agreement, in the case of PSUs, approved by the Compensation Committee under the Plan and provided to you at the applicable time of grant.

Except as provided below, the annual RSUs and PSUs to be awarded to you hereby will be granted on a date no later than March 15, 2023 (the “Grant Date”). Each grant and all vestings of RSUs and PSUs contemplated under this agreement are subject to your remaining in employment with Cognizant through the applicable Grant Date and the applicable vesting date (as applicable).

RSUs
Your targeted annual compensation in the form of RSUs (using the grant date fair value of awards) will be $4,600,000 (the “RSU Target”).

The actual number of RSUs granted will be determined based on the closing stock price on the applicable grant date. For example, if the closing stock price on the grant date is USD $55 per share, and the value of the grant is USD $4,600,000, then the number of RSUs granted will be 83,636 (USD $4,600,000 / USD $55).

The RSUs will vest quarterly over a period of 3 years (i.e.: over 12 quarters) beginning with the 1st of the month following the 3 month anniversary of the Grant Date, provided that you are employed by Cognizant as of each applicable vesting date.

In addition to the above Regular Annual Grant in Q1 2023, it is anticipated that a similar annual grant with a value of the RSU Target will be issued to you in future years starting Q1 2024 (though all vesting schedule determinations will ultimately be made by the Compensation Committee). In all case, these grants will vest in accordance with the terms of our then-current RSU grant program for senior management.

PSUs
Your targeted annual compensation in the form of PSUs (using the grant date fair value of awards) will be $6,900,000 (“PSU Target”). Beginning in 2023 and subsequent years, and subject to your continued employment with Cognizant, you will receive an annual award of PSUs with a grant date fair value equal to the PSU Target, with such performance metrics and targets and vesting terms consistent with similarly situated executives (subject to any PSU program changes adopted by the Compensation Committee applicable to CTSC executives generally, including as to grant amount, award type, timing, performance goals, vesting or otherwise).

SIGNING BONUS: Subject to your commencing employment with Cognizant on January 12, 2023, in connection with this offer, you are eligible to receive a cash signing bonus of USD $750,000, which will be paid to you in two equal installments. The first installment in the amount of $375,000 shall be payable within 30 days of the start of your employment with Cognizant and the second installment in the amount of $375,000 shall be payable within 30 days after the six month anniversary of the start of your employment with Cognizant. You must be actively employed by Cognizant and in good standing as of the payment date to receive payment. In the event that you resign your employment with Cognizant other than for Good Reason (as defined in the Executive Employment Agreement) or are involuntarily terminated for Cause (as defined in the Executive Employment Agreement) within 12 months of your start date, you agree to repay Cognizant the full amount of the signing bonus paid to you within 10 days following your termination date.

If your employment is terminated without Cause, you resign for Good Reason or you die or suffer a Disability (all terms as defined in the Executive Employment Agreement), you shall be paid any unpaid portion of the signing bonus as if you had remained employed, subject to the release of claims requirement set forth in the Executive Employment Agreement.

VACATION: You will be entitled to 25 days annually of personal leave (pro-rated for any partial year), plus normal CTS US holidays, subject to CTS US’s applicable accrual and carry-over rules, as in effect for its executives from time to time.

BENEFITS: As a full-time, regular employee of CTS US, during your employment you will be eligible to participate in benefit plans and programs available generally to CTS US executives, subject to applicable terms and conditions, including without limitation vesting periods and eligibility requirements.

COMPLIANCE WITH COGNIZANT POLICIES: As an employee of CTS US, you will be expected to comply with Cognizant’s personnel and other policies, including, but not limited to, Cognizant’s policy requiring your ongoing compliance with the NDA, and Cognizant’s policies prohibiting discrimination and unlawful harassment, conflicts of interest and violation of any applicable laws in the course of performing your job duties and responsibilities. You also agree to adhere to all confidentiality obligations of any previous employer, that you will not bring any confidential information from your prior employer to Cognizant or provide such confidential information to Cognizant, and that you will not use any such confidential information for any purpose in the course of your employment at Cognizant.

DEDUCTIONS AND WITHHOLDINGS: All components of your compensation and benefits will be subject to all applicable federal and state tax withholdings and deductions as required by law and any other deductions or withholdings as authorized by you.

GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.

COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

OFFER ACCEPTANCE: If you accept this offer, and the conditions of this offer are satisfied, this letter, the Executive Employment Agreement and the NDA shall constitute the complete agreement between you, CTS US and CTSC with respect to the terms and conditions of your employment. Any representations, promises or agreements, whether written or oral, that are not expressly written in this letter or are contrary to or conflict with this letter, which may have been made to you by any person, are expressly replaced by this letter. The terms and conditions of your employment pursuant to this letter may not be changed except as otherwise expressly specified in this letter, the Executive Employment Agreement or the NDA.

We will be delighted to have you join us. If the foregoing is acceptable to you, please print, sign, date and scan all pages as one document and return to me. Please retain a copy for your records. Please be sure to complete pre- joining documents on our Welcome Center per the instructions that will be sent to you shortly.

We look forward to our opportunity to work together. Best regards and welcome,

/s/ Stephen Rohleder
Stephen Rohleder
Chair Elect of the Board of Directors

Cc:    Becky Schmitt
    Executive Vice President, Chief People Officer

John Kim
Executive Vice President, General Counsel and Chief Corporate Affairs Officer

I HEREBY REPRESENT AND WARRANT TO COGNIZANT THAT: (I) I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY AND THAT THE PERFORMANCE OF MY DUTIES AND RESPONSIBILITIES HEREUNDER WILL NOT VIOLATE ANY AGREEMENT BETWEEN ME AND ANY OTHER PERSON, FIRM, ORGANIZATION, OR OTHER ENTITY, (II) I AM NOT BOUND BY THE TERMS OF ANY AGREEMENT WITH ANY PREVIOUS EMPLOYER OR OTHER PARTY TO REFRAIN FROM COMPETING, DIRECTLY OR INDIRECTLY, WITH THE BUSINESS OF SUCH PREVIOUS EMPLOYER OR OTHER PARTY, IN ANY CASE, THAT WOULD BE VIOLATED BY MY ENTERING INTO THIS AGREEMENT AND/OR PROVIDING SERVICES TO COGNIZANT PURSUANT TO THE TERMS HEREOF, AND
(III) I HAVE READ, UNDERSTAND AND ACCEPT THE ABOVE OFFER OF EMPLOYMENT AND AGREE TO THE TERMS AND CONDITION SET FORTH ABOVE:

Ravi Kumar Singisetti

/s/ Ravi Kumar Singisetti
Signature

January 9, 2023
Date

Exhibit A

Form of Executive Employment and Non-Disclosure, Non-Competition, and Inventions Assignment Agreement

See subsequent pages.

(See Exhibit 10.2 to this Current Report on Form 8-K)